SHARE EXCHANGE AGREEMENT

June 3, 2009

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement, dated as of June 3, 2009 (this “Agreement”), is made and entered into by and among Premier Power Renewable Energy, Inc., a Delaware corporation (“PPRW”), on the one hand, and Rupinvest Sarl, a corporation duly organized and existing under the laws of the country of Luxembourg (“LUX”), and Esdras Ltd., a corporation duly organized and existing under the laws of the Cyprus (“CYP”), on the other hand.

R E C I T A L S

WHEREAS, on April 24, 2009, the Board of Directors of PPRW adopted resolutions approving PPRW’s acquisition of one hundred percent (100%) of the equity ownership interests of LUX (the “Acquisition”) in exchange for twelve thousand five hundred euros (€12,500) and up to three million (3,000,000) shares of the restricted common stock of PPRW (each a “PPRW Share” and collectively the “PPRW Shares”).  For purpose of this and all provisions herein, the value of the PPRW stock shall be the stock price on the Opening Date.

WHEREAS, CYP is the sole and exclusive shareholder of one hundred percent (100%) of the equity ownership interests of LUX (the “LUX Equity Interests”);

WHEREAS, LUX is the sole and exclusive shareholder of one hundred percent (100%) of the issued and outstanding equity ownership shares of ARCO Energy SRL (the “ARCO SRL Equity Interests”), a private limited company duly organized and existing under the laws of the country of Italy (hereinafter “ARCO SRL”);

WHEREAS, a bank, independent lawyer or accountant will be selected to act as an escrow agent (the “Escrow Agent”) for the Acquisition who will be authorized and directed to deliver up to said three million shares (3,000,000) PPRW Shares that are to be transferred in exchange for one hundred percent (100%) of the shares of LUX, upon the terms and conditions hereinafter set forth in this Agreement and the Escrow Agreement attached hereto as Exhibit B;

WHEREAS, pursuant to this Agreement, PPRW shall be entitled to select two of the three members of board of directors of PPRW ITALY (“PPRW ITALY’s Board”) and CYP shall select the third remaining member of PPRW ITALY’s Board, and that collectively these three members shall serve as the members of PPRW ITALY’s Board;

WHEREAS, CYP desires to sell and transfer the LUX Equity Interests in exchange for twelve thousand five hundred euros (€12,500) and up to three million (3,000,000) PPRW Shares pursuant to the terms and conditions of this Agreement and that PPRW, LUX, and CYP will enter into this Agreement for the purposes of making certain representations, warranties, covenants and agreements;

WHEREAS, within twenty (20) calendar days after the Opening Date, ARCO SRL will be converted by LUX from an Italian Srl (LTD) structured company to an Italian Spa (PLC) structured company and its name shall be changed to Premier Power Italy S.p.A. (hereinafter “PPRW ITALY”) and then PPRW ITALY’s Social Capital shall be increased with an initial amount of one million two hundred fifty thousand euros (€1,250,000).  PPRW ITALY’s Social Capital  will also be increased by an additional amount to be determined within one hundred and twenty (120) calendar days of the execution of this Agreement, with the total capitalization not to exceed five million euros (€5,000,000).  Each PPRW ITALY’s increase of social capital will be funded as follows: ninety percent (90%) from LUX and ten percent (10%) from CYP.  CYP and LUX will pay the shares issued as a consequence of this increase of Social Capital in the timeframe set forth in art. 2342 of the Italian Civil Code in pro rata amounts according to each of their contributions to such social capital  increase.  LUX’s board of directors will determine how much of the subject funding shall be capitalization and how much will be in the form of low interest loans, provided, however, that notwithstanding anything the contrary, no more then forty percent (40%) of the total funding shall be in the form of loans.

A G R E E M E N T

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

THE ACQUISITION

1.1           The Acquisition. Upon the terms and subject to the conditions hereof, at the Opening Date (as hereinafter defined) the parties shall do the following:

1.1.1                      CYP hereby agrees to sell, convey, assign and transfer to PPRW the LUX Equity Interests owned by CYP, which constitutes 100% of the issued and outstanding equity ownership interests of LUX on the Opening Date (as defined in Section 1.5 below) on the opening date according to the terms and conditions herein.

1.1.2                      LUX and CYP shall deliver or cause to be delivered to the Escrow Agent: (a) a share certificate registered in the name of PPRW and issued by LUX for 100% of the total issued and outstanding equity ownership (in shares of capital stock or otherwise) of LUX (the “LUX Shares Certificate”); and (b) a copy, authenticated by a notary, of the notarial deed by which LUX acquired ARCO SRL Equity Interests evidencing LUX’s 100% equity ownership (in shares of capital stock or otherwise) of ARCO SRL (the “ARCO SRL Shares Deed”), with both such deliveries to be made in accordance with the terms of this Agreement including those set forth in Section 1.2, Section 1.3, Exhibit A and the Escrow Agreement.

1.1.3                      As consideration for the Acquisition of the LUX Equity Interests,  PPRW shall deliver to the Escrow Agent: (a) cash payment of twelve thousand five hundred euros (€12,500 and hereinafter the “Cash Payment”); and (b) the stock certificate  evidencing the three million 3,000,000 of PPRW Shares and registered in the name of UNICREDIT, Lugano Switzerland as Escrow Agent or other mutually agreed independent third party, with both such deliveries to be made in accordance with the terms of this Agreement including those set forth in Section 1.2, Section 1.3, Exhibit A and the Escrow Agreement.

1.1.4                      The parties shall both execute the Escrow Agreement in the form attached hereto as Exhibit B, which shall direct the Escrow Agent to transfer, in accordance with the terms set forth in this Agreement including Exhibit A, Sections 1.2 and 1.3 hereto: (a) the Cash Payment, the PPRW Shares and the other PPRW deliveries set forth below in Section 7.1.1 (collectively the “PPRW Deliveries”) to LUX and CYP; and (b) the LUX Shares Certificate, the ARCO SRL Shares Deed and the other deliveries of LUX and CYP set forth below in Section 7.2.1 (collectively the “LUX Deliveries”) to PPRW.  The actual amount of PPRW Shares to be transferred and delivered to CYP pursuant to this Agreement shall be determined by the terms and formulas based on the gross revenue and profits of PPRW ITALY as set forth in Exhibit A hereto and in the Escrow Agreement, both of which are attached hereto and incorporated herein by reference.

SHARE EXCHANGE AGREEMENT

1.1.5                      The parties shall establish an escrow account (the “Escrow”) to effectuate the transfers of the PPRW Deliveries and the LUX Deliveries referenced in Paragraphs 1.1.3 and 1.1.4 above.  Said Escrow shall be established at UNICREDIT, Luguno Switzerland, or an independent bank, lawyer or accounting office mutually acceptable to both parties.
1.2           Opening of Escrow. The herein provided for Escrow shall be opened by the parties and the Escrow Agreement shall be executed by all parties on the “Opening Date” (as such term is defined in Section 1.5 below).  PPRW must deposit the PPRW Deliveries into Escrow within and no later than twenty (20) Trading Days after the Opening Date.  LUX, ARCO SRL and CYP must also deposit the LUX Deliveries and CYP Deliveries into the subject Escrow within and no later than twenty (20) Trading Days after the Opening Date.  Should the Escrow Agent not receive all of the PPRW Deliveries and LUX Deliveries within the above mentioned deadlines, the Escrow Agent will return to the delivering party the LUX Deliveries or PPRW Deliveries already received.

1.3
The Initial Exchange and Transfer of PPRW Shares.  Upon the Escrow Agent’s complete receipt of all of the PPRW Deliveries and the LUX Deliveries and CYP Deliveries, then, as soon as possible and no later than three (3) Trading Days following such receipt, the Escrow Agent, in accordance with the terms herein and in the Escrow Agreement: (a) shall deliver the LUX Deliveries and CYP Deliveries to PPRW; and (b) shall deliver the PPRW Deliveries, except for the PPRW Shares, to CYP, with copies of the PPRW Deliveries also delivered to LUX.  All of the PPRW Shares shall remain in said Escrow until either distributed by Escrow Agent to CYP or until refunded to PPRW, upon operation of the terms set forth in this Agreement including the terms in Exhibit A and the attached Escrow Agreement.

1.4           Taking of Necessary Action; Further Action. ARCO SRL’s Board will convene within fifteen (15) calendar days after the Opening Date to determine operational procedures and activities.  If, at any time after the Opening Date, any further action is necessary or desirable to carry out the transactions and purposes contemplated by this Agreement, LUX, CYP and/or PPRW (as applicable) will take any and all such lawful and necessary actions.

1.5           Certain Definitions.  The following capitalized terms as used in this Agreement shall have the respective definitions:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

            “Commission” means the U.S. Securities and Exchange Commission.

SHARE EXCHANGE AGREEMENT

“Contingent Liabilities” or “Contingent Liability” shall mean: (a) any claim, liability, obligation or right to payment of any third party that is not listed in Exhibit C or Schedule 2.21 hereto, whenever arising, against ARCO SRL or its Affiliates arising out of, in connection with or related to the ownership, operation or use prior to the Opening Date of ARCO SRL including: (a) liabilities resulting from any events or circumstances occurring after the Opening Date that creates liabilities related to sales or installations made by ARCO SRL prior to the Opening Date; and (b) any tax obligation of CYP, ARCO SRL or LUX that results from, is in connection with or is related to the Acquisition or CYP’s structure of the Acquisition.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Knowledge” shall mean the actual knowledge of the officers, directors or advisors of the referenced party.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” means an adverse effect on a referenced party or the combined entity resulting from the consummation of the transaction contemplated by this Agreement, or the financial condition, results of operations or business, before the consummation of the transaction contemplated in this Agreement, which as a whole is or would be considered material to an investor in the securities of PPRW, excluding adverse effects with respect to PPRW resulting from events, restatements or adjustments related to any Commission or auditor’s review of  PPRW or financial statement results of PPRW.

“Net Current Assets” is defined as follows: ARCO SRL’s cash on account, plus accounts receivable (no older then ninety (90) calendar days), plus any inventory (less than six (6) months old) to be valued at the current market price available to ARCO SRL as of Opening Date, less any and all ARCO SRL liabilities disclosed or undisclosed, including accrued expenses, including but not limited to accrued taxes related to income earned from January 1, 2009 through the Opening Date, that are to be listed on a schedule attached hereto as Exhibit C and verified during any future audit or review period.

“Net Operating Loss” means any financial losses resulting from PPRW ITALY or ARCO SRL’s operating cost exceeding its revenue and/or PPRW ITALY’s or ARCO SRL’s solar installations or transactions that incur financial losses as a result of such projects being installed for a cost that exceeds the revenue related to said projects, or products being sold for less than ARCO SRL or PPRW ITALY receives in payment.

“Non-U.S. Person” means any person who is not a U.S. Person or is deemed not to be a U.S. Person under Rule 902(k)(2).

“Opening Date” means the date on which this Agreement is signed by all parties and the date on which Escrow is officially opened by the parties as described in Section 1.2 hereto.  If such dates are not the same, the Opening Date shall be defined as the later of the two dates, not exceeding twenty (20) days from the date on which this Agreement is signed.

SHARE EXCHANGE AGREEMENT

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business consistent with past customs and practices of such Person.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“Person” means an individual, a group of persons that agree to act together, or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock”  shall mean all of PPRW’s issued and outstanding shares of preferred stock including the three million five hundred thousand (3,500,000) shares of Series A Convertible Preferred Stock issued to Vision Opportunity Master Fund Ltd. (“Vision”) in connection with that certain Securities Purchase Agreement entered into by and between PPRW and Vision dated September 9, 2008.

“Restricted Period” shall have the meaning set forth in Section 3.5.2(f).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Tax Returns” shall mean all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes.

“Tax” or “Taxes” shall mean any and all applicable central, federal, provincial, state, local, municipal and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means the following markets or exchanges on which PPRW’s common stock is listed or quoted for trading on the date in question: the NYSE Alternext Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

“Transaction” shall mean the transactions contemplated by this Agreement, including the share exchange.

 “United States” means and includes the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

SHARE EXCHANGE AGREEMENT

“U.S. Person” as defined in Regulation S means: (i) a natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. Person; (iv) any trust of which any trustee is a U.S. Person; (v) any agency or branch of a foreign entity located in the United States; (vi) any nondiscretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated and (if an individual) resident in the United States; and (viii) a corporation or partnership organized under the laws of any foreign jurisdiction and formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF LUX and CYP

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, LUX and CYP hereby, jointly and severally, represent and warrant to PPRW that as of the Opening Date (unless otherwise indicated), as follows:

2.1           Organization. LUX, ARCO SRL and CYP have been duly incorporated, validly exist as corporations, and are in good standing under the laws of their respective jurisdictions of incorporation, and each have the requisite power to carry on its business as now conducted.  LUX and CYP have delivered to PPRW true and complete copies of the Organizational Documents of LUX, CYP and ARCO SRL, each as amended to date and presently in effect.

2.2           Capitalization. The authorized capital stock of LUX consists of one thousand two hundred and fifty (1,250) shares of common stock with a par value of € 10, of which on the Opening Date, no more than one thousand two hundred and fifty (1,250) shares shall be issued and outstanding and such issued and outstanding shares shall be 100% owned by CYP.  The authorized capital stock of ARCO SRL consists of ten thousand (10,000) shares of common stock, no par value, of which on the Opening Date, no more than ten thousand (10,000) shares shall be issued and outstanding and such issued and outstanding shares shall be 100% owned by LUX.  All of the issued and outstanding shares of capital stock of LUX and ARCO SRL, as of the Opening Date, are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights.  There are no voting trusts or any other agreements or understandings with respect to the voting of LUX’s or ARCO SRL’s capital stock.

2.3           Subsidiaries. As of the Opening Date, LUX has no direct or indirect subsidiaries except for ARCO SRL.  ARCO SRL is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of its formation and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  CYP owns all of the equity ownership shares of LUX, and there are no outstanding options, warrants, subscriptions, conversion rights or other rights, agreements or commitments obligating LUX or CYP to issue any additional shares of common stock or ordinary stock, as the case may be, of LUX, or any other securities convertible into, exchangeable for or evidence the right to subscribe for or acquire from LUX any shares of LUX.

SHARE EXCHANGE AGREEMENT

2.4           Certain Corporate Matters. LUX, ARCO SRL and CYP are each duly qualified to do business as a corporation or a limited company and are each in good standing under the laws of the country and, jurisdiction under which they were formed, and in each other jurisdiction in which the ownership of its property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on LUX’s or ARCO SRL’s financial condition, results of operations or business.  LUX, ARCO SRL and CYP have full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.5           Authority Relative to this Agreement. LUX and CYP each possess the requisite power and authority to enter into this Agreement and to carry out each of their respective obligations hereunder.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by LUX and CYP have been duly authorized by their respective Boards of Directors and no other actions on the part of LUX and CYP are necessary to authorize this Agreement or the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by LUX and CYP and constitutes a valid and binding agreement, enforceable against each respective party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2.6           Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by LUX and CYP of the transactions contemplated by this Agreement.  Neither the execution and delivery of this Agreement by LUX and CYP nor the consummation by LUX or CYP of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws (or operating agreement) of LUX, CYP or ARCO SRL, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which LUX, CYP or ARCO SRL is a party or by which any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to LUX, CYP or ARCO SRL, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to PPRW taken as a whole.

2.7           Books and Records. The books and records of LUX and ARCO SRL that have been delivered to PPRW and/or its due diligence agent Price Waterhouse Coopers and all other parties employed by PPRW who made such requests prior to the Opening Date fully and fairly reflect the transactions to which LUX and ARCO SRL are a party or by which it or its properties are bound, and there shall be no material difference between the unaudited combined financial statements of LUX and/or ARCO SRL given to PPRW and the actual Luxembourg or Italian GAAP, as applicable, results of LUX and ARCO SRL for the 15 month period ended March 31, 2009 (the “LUX Financial Statements”).

SHARE EXCHANGE AGREEMENT

2.8           Intellectual Property. LUX and CYP each have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of LUX or ARCO SRL infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

2.9           Litigation. Except as disclosed in Schedule 2.9, neither LUX, CYP nor ARCO SRL is subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against LUX, CYP or ARCO SRL.  Neither LUX, CYP nor ARCO SRL is a plaintiff in any action, domestic or foreign, judicial or administrative.  There are no existing actions, suits, proceedings against or investigations of LUX, CYP or ARCO SRL and neither LUX nor CYP know of any basis for such actions, suits, proceedings or investigations.  There are no unsatisfied judgments, orders, decrees or stipulations affecting LUX, CYP or ARCO SRL or to which LUX, CYP, or ARCO SRL is a party.

2.10           Legal Compliance. To the best knowledge of LUX and CYP, after due investigation, no claim has been filed against LUX, CYP and ARCO SRL alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.  LUX, CYP and ARCO SRL each hold all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of their respective businesses as presently conducted.

2.11           Contracts.  LUX, CYP and ARCO SRL have delivered to PPRW copies of each and every material agreements of LUX and ARCO SRL made in the Ordinary Course of Business.  All of the foregoing is referred to as the “Contracts.”  The copies of each of the Contracts delivered are accurate and complete.  Each Contract is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto.  There is no material default with respect to any such contract which will give rise to liability in respect thereof on the part of LUX or ARCO SRL or the other parties thereto.  No notice of default or similar notice has been given or received by LUX or ARCO SRL under any of such contracts.  Except as disclosed in Schedule 2.21 and Exhibit C hereto, there is no contingent or outstanding liability related to LUX and/or ARCO SRL arising out of, in connection with or related to ARCO SRL failing to meet purchasing minimums or any other obligation under the terms of any and all of its suppliers and/or distribution agreements including, but not limited to, such agreements with Wuxi Suntech Power Co. Ltd. and Canadian Solar, Inc.

2.12           Material Changes. Since January 1, 2009, except as disclosed in Schedule 2.12 attached hereto: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) LUX and ARCO SRL each have not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the Ordinary Course of Business consistent with past practice and disclosed in writing to PPRW prior to Opening Date, (iii) LUX and ARCO SRL have not altered their method of accounting, (iv) LUX and ARCO SRL each have not declared or made any dividend or distribution of cash or other property to their respective stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of their respective capital stock, and (v) LUX and ARCO SRL each have not issued any equity securities to any officer, director or Affiliate.

SHARE EXCHANGE AGREEMENT

2.13           Labor Relations.  No material labor dispute exists or, to the knowledge of LUX or CYP, is imminent with respect to any of the employees of LUX and ARCO SRL which could reasonably be expected to result in a Material Adverse Effect.  None of LUX’s or ARCO SRL’s employees is a member of a union that relates to such employee’s relationship with LUX or ARCO SRL, and neither LUX nor ARCO SRL is a party to a collective bargaining agreement, and LUX and ARCO SRL believe that their relationships with their employees are good.  No executive officer of LUX or ARCO SRL, to the knowledge of LUX and CYP, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject LUX or ARCO SRL to any liability with respect to any of the foregoing matters.  LUX and ARCO SRL are each in compliance with all federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

2.14           Title to Assets.  LUX and ARCO SRL have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of LUX and ARCO SRL, in each case all title is free and clear of all Liens, except for Liens that do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by LUX and ARCO SRL and Liens for the payment of Taxes, the payment of which is neither delinquent nor subject to penalties.  Any real property rights, including access and/or mineral rights and related permits and facilities held under lease by LUX and ARCO SRL are held by them under valid, subsisting and enforceable leases with which LUX and ARCO SRL is in compliance.

2.15           Insurance.  LUX and ARCO SRL are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which LUX and ARCO SRL are engaged.  Neither LUX nor ARCO SRL has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

2.16           Transactions with Affiliates and Employees.  None of the officers or directors of LUX or ARCO SRL and, to the knowledge of LUX and CYP, none of the employees of LUX or ARCO SRL is presently a party to any transaction with LUX or ARCO SRL (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of LUX and/or CYP, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of €20,000, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of LUX or ARCO SRL and (iii) other employee benefits.

SHARE EXCHANGE AGREEMENT

2.17           Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by LUX or ARCO SRL to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement.

2.18           Reserved.

2.19           Application of Takeover Protections.  LUX and ARCO SRL each have taken all necessary actions, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under LUX’s or ARCO SRL’s certificate of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable as a result of LUX or ARCO SRL fulfilling its obligations or exercising its rights under this Agreement.

2.20           Tax Status.  LUX and ARCO SRL have each filed all necessary Tax Returns due before the Opening Date and have each paid or accrued all Taxes arising from such Tax Returns, and LUX and CYP each have no knowledge of a tax deficiency which has been asserted or threatened against LUX or ARCO SRL.

2.21           No Undisclosed Liabilities. Except as set forth on Schedule 2.21 and Exhibit C hereto, neither LUX nor ARCO SRL has liabilities, including any Contingent Liabilities, or off-balance sheet undertakings, and in particular none of them have granted any guarantees (in any form whatsoever, including as a comfort letter) or security interest with regard to, or assumed any liability for, the performance of obligations or liabilities of third parties (including partners, shareholders, corporate officers and employees) and there has been no guarantee or security interest extended or liability assumed by any third party with regard to or for the performance of obligations or liabilities of LUX and/or ARCO SRL.

2.22           Foreign Corrupt Practices.  Neither LUX or ARCO SRL, nor to the knowledge of LUX and CYP and/or any agent or other person acting on behalf of LUX or CYP, has LUX or ARCO SRL: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by LUX or ARCO SRL, (or made by any person acting on its behalf of which LUX or ARCO SRL is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977 as amended, and any other applicable European Union, federal or local laws under which LUX or ARCO SRL and their respective shareholders and employees are governed.

SHARE EXCHANGE AGREEMENT

2.23           Manufacturing and Marketing or Exploitation Rights.  Neither LUX nor ARCO SRL has granted rights to exploit, manufacture, produce, assemble, license, market, sell or distribute its products or projects to any other Person and neither LUX nor ARCO SRL is bound by any agreement that affects LUX or ARCO SRL’s exclusive rights to develop, exploit, manufacture, assemble, distribute, market or sell its respective products or projects.

2.24           Obligations of Management. Each officer and key employee of LUX and ARCO SRL is currently devoting substantially all of his or her business time to the conduct of business of LUX and ARCO SRL.  Neither LUX nor CYP is aware that any officer or key employee of LUX or ARCO SRL is planning to work less than full time at ARCO SRL, as applicable, in the future.  No officer or key employee is currently working or, to LUX’s or CYP’s knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

2.25           Minute Books. The minute books of LUX and ARCO SRL made available to PPRW contain a complete summary of all meetings and written consents in lieu of meetings of directors and stockholders since the time of incorporation.

2.26           Accounts Receivable.  All accounts receivable of LUX and ARCO SRL that are reflected on LUX’s and ARCO SRL’s balance sheets or interim balance sheets or on the accounting records of LUX and ARCO SRL as of the Opening Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Opening Date, the Accounts Receivable are or will be as of the Opening Date current and collectible net of the respective reserves shown on the balance sheet or interim balance sheet or on the accounting records of LUX and ARCO SRL as of the Opening Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Opening Date, will not represent a greater percentage of the Accounts Receivable as of the Opening Date than the reserve reflected in the interim balance sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging).  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full without any set-off, within ninety (90) days after the day on which it must becomes due and payable.  There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any agreement and/or contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 2.26 contains a complete and accurate list of all Accounts Receivable as of the date of the interim balance sheet, which list sets forth the aging of such Accounts Receivable.

2.27           Inventory. All inventory of LUX and ARCO SRL, whether or not reflected in the balance sheet or interim balance sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value in the balance sheet or interim balance sheet or on the accounting records of LUX and ARCO SRL as of the Opening  Date, as the case may be.  All inventories not written off have been priced at the lower of cost or market on the last in, first out basis.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of LUX and ARCO SRL.

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2.28	Returns. Neither LUX nor ARCO SRL has had any of its products returned by a purchaser thereof, other than minor, nonrecurring problems covered by the manufacturer’s warranty.

2.29	Product and Service Warranty.

2.29.1                      Except as disclosed in Schedule 2.29, the due diligence documents received by PPRW from LUX, ARCO SRL and CYP have identified and disclosed any warranty claim asserted during the three year period prior to the date hereof from which LUX and/or ARCO SRL has incurred costs in excess of ten thousand euros (€10,000).

2.29.2
Except as disclosed in Schedule 2.29 and ignoring any matter with a value less than ten thousand euros (€10,000), (i) there is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any court or governmental or other regulatory or administrative agency, commission or authority against or involving any product, substance or material (collectively, a “Product”), or class of claims or lawsuits involving the same or similar LUX or ARCO SRL Product manufactured, produced, distributed or sold by or on behalf of LUX or ARCO SRL which is pending or, to the knowledge of LUX and CYP, threatened, resulting from an alleged defect in design, manufacture, materials or workmanship of any LUX or ARCO SRL Product manufactured, produced, distributed or sold by or on behalf of LUX or ARCO SRL, or any alleged failure to warn, or from any breach of implied warranties or representations, (ii) to the knowledge of LUX or CYP, there has not been any Occurrence (as defined below), and (iii) there is not, nor is there under consideration or investigation by LUX or ARCO SRL, any Product recall, rework, retrofit or post-sale warning (collectively “Recalls”) conducted by or on behalf of LUX or ARCO SRL concerning any LUX or ARCO SRL Products manufactured, produced, distributed or sold by or on behalf of LUX or ARCO SRL or, to the knowledge of LUX or CYP, any product recall conducted by or on behalf of any entity as a result of any alleged defect in any LUX or ARCO SRL Product supplied by LUX or ARCO SRL.

2.29.3
For purposes of this Section 2.29, the term “Occurrence” shall mean any accident, happening or event which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship, including, without limitation, any alleged failure to warn or breach of express or implied warranties or representations, with respect to, or any such accident, happening or event otherwise involving a LUX or ARCO SRL (including any parts or components) manufactured, produced, distributed or sold by or on behalf of LUX or ARCO SRL.

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2.29
Employee Benefits.  Neither LUX nor ARCO SRL has (nor for the two years preceding the date hereof has had) any plans which are subject to ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor law and the regulations and rules issued pursuant to that act or any successor law, or any Italian or Luxembourg law, if any, that is substantially similar to Employee Retirement Income Security Act of 1974, as amended.

2.29.4
Disclosure. The representations and warranties and statements of fact made by LUX and CYP in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF CYP

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, CYP hereby represents and warrants to PPRW that as of the Opening Date (unless otherwise indicated), as follows:

3.1           Ownership of the LUX Equity Interests.  CYP owns, beneficially and of record, good and marketable title to the LUX Equity Interests, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or voting agreements.  CYP represents that it has no right or claims whatsoever to any equity interests of LUX, other than the LUX Equity Interests and does not have any options, warrants or any other instruments entitling it to exercise or purchase or convert into additional equity interests of LUX.  As of the Opening Date, CYP has and, upon transfer of the LUX Equity Interests to PPRW in accordance with the terms of this Agreement and the Escrow Agreement, CYP will convey to PPRW good and marketable title to the LUX Equity Interests, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, shareholders’ agreements or restrictions.

3.2           Authority Relative to this Agreement.  This Agreement has been duly and validly executed and delivered by CYP and constitutes a valid and binding agreement of such person, enforceable against such person in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

3.3           Restricted and Escrowed Securities.  CYP acknowledges that the PPRW Shares will not be registered pursuant to the Securities Act or any applicable state securities laws, that the PPRW Shares will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the PPRW Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption there from. In this regard, CYP is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Further, CYP acknowledges and agrees that:

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3.3.1                      CYP is acquiring the PPRW Shares for investment, for CYP’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and CYP has no present intention of selling, granting any participation in, or otherwise distributing the same.  CYP further represents that it does not have any Contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the PPRW Shares.

3.3.2                      CYP understands that the PPRW Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that PPRW’s reliance on such exemption is predicated on CYP’s and LUX’s representations set forth herein.

3.4.           Acknowledgement Regarding Release of PPRW Shares to CYP. CYP acknowledges and agrees that the PPRW Shares subject to this Agreement will be held in the Escrow and shall only be released to CYP according the terms set forth in this Agreement including terms in Exhibit A hereto and in the Escrow Agreement.

3.5           Status of Stockholder.  CYP hereby makes the representations and warranties in either paragraph 3.5.1 or 3.5.2 of this Section 3.5, and other sections as indicated on the signature page of such shareholder forming a part of this Agreement:

3.5.1                      Accredited Investor Under Regulation D. CYP is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, an excerpt of which is included in the attached Annex I, and  CYP is not acquiring its portion of the PPRW Shares as a result of any advertisement, article, notice or other communication regarding the PPRW Shares published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

3.5.2                      Non-U.S. Person under Regulation S.

(a)           CYP is not a “U.S. person” or persons as defined by Rule 902 of Regulation S promulgated under the Securities Act of 1933 (the “Securities Act”), was not organized under the laws of any U.S. jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

(b)           at the time of Opening Date, CYP was located outside the United States;

(c)           no offer of the PPRW Shares was made to CYP within the United States;

(d)           CYP is either (a) acquiring the PPRW Shares for its own account for investment purposes and not with a view towards distribution, or (b) acting as agent for a principal that has signed this Agreement or has delivered representations and warranties substantially similar to this Section 3.5.2;

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(e)           all subsequent offers and sales of the PPRW Shares by CYP will be made outside the United States in compliance with Rule 903 of Rule 904 of Regulation S, pursuant to registration of the PPRW Shares under the Securities Act, or pursuant to an exemption from such registration; CYP understands the conditions of the exemption from registration afforded by section 4(l) of the Securities Act and acknowledges that there can be no assurance that it will be able to rely on such exemption.

(f)           CYP will not resell the PPRW Shares to U.S. Persons or within the United States until after the holding period that is required prior to resale of such restricted securities under Rule 144 promulgated under the Securities Act and Regulation S (the “Restricted Period”);

(g)            CYP shall not and hereby agrees not to enter into any short sales with respect to the common stock of PPRW at any time after the execution of this Agreement by CYP prior to the expiration of the Restricted Period;

(h)           in the event of resale of the PPRW Shares to non-U.S. Persons outside of the U.S. during the Restricted Period, CYP shall provide a written confirmation or other written notice to any distributor, dealer, or person receiving a selling concession, fee, or other remuneration in respect of the PPRW Shares stating that such purchaser is subject to the same restrictions on offers and sales that apply to the undersigned, and shall require that any such purchase shall provide such written confirmation or other notice upon resale during the Restricted Period;

(i)           CYP has not engaged, nor is it aware that any party has engaged, and it will not engage or cause any third party to engage in any “directed selling” efforts (as such term is defined in Regulation S) in the United States with respect to the PPRW Shares;

(j)           CYP is not a “distributor” as such term is defined in Regulation S, and it is not a “dealer” as such term is defined in the Securities Act;

(k)           CYP has not taken any action that would cause any of the parties to this Agreement to be subject to any claim for commission or other remuneration by any broker, finder, or other person; and

(l)           CYP hereby represents that it has satisfied and fully observed of the laws of the jurisdiction in which it is located or domiciled, in connection with the acquisition of the PPRW Shares or this Agreement, including: (i) the legal requirements of the CYP’s local jurisdiction related to the purchase and acquisition of the PPRW Shares, (ii) any foreign exchange restrictions applicable to such purchase and acquisition, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, which may be relevant to the purchase, holding, redemption, sale, or transfer of the PPRW Shares; and further, CYP agrees to continue to comply with such laws as long as it shall hold the PPRW Shares.

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3.6           Notice Regarding Representations and Warranties.  CYP understands that the PPRW Shares are being offered and sold to it in reliance on specific provisions of federal and state securities laws and that the parties to this Agreement are relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understanding of CYP set forth herein in order to determine the applicability of such provisions.  Accordingly, CYP agrees to notify PPRW of any events which would cause the representations and warranties of CYP to be untrue or breached at any time after the execution of this Agreement by CYP and prior to the expiration of the Restricted Period.

3.7           Investment Risk.  CYP is able to bear the economic risk of acquiring the PPRW Shares pursuant to the terms of this Agreement, including a complete loss of CYP’s investment in the PPRW Shares.

3.8           Restrictive Legends.  CYP acknowledges that the certificate(s) representing CYP’s portion of the PPRW Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form, corresponding to the stockholder’s status as set forth in Section 3.5 and the signature pages hereto:

REGULATION D LEGEND:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

REGULATION S LEGEND:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION; HEDGING TRANSACTIONS INVOLVING THE SHARES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

SHARE EXCHANGE AGREEMENT LEGEND:

“THESE SECURITIES ARE SUBJECT TO THE TRANSFERABILITY RESTRICTIONS SET FORTH IN THE SHARE EXCHANGE AGREEMENT BY AND AMONG THE COMPANY, RUPINVEST SARL, AND ESDRAS LTD. DATED ON OR ABOUT MAY 14, 2009.”

SHARE EXCHANGE AGREEMENT

3.9           Disclosure.  The representations and warranties and statements of fact made by CYP in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PPRW

Except as otherwise disclosed herein or in a disclosure schedule attached hereto, PPRW hereby represents and warrants to LUX and CYP that as of the Opening Date (unless otherwise indicated), as follows:

4.1           Organization and Qualification.  PPRW and the subsidiaries of PPRW (the “PPRW Subsidiaries”) are each entities duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted.

4.2           Capitalization; Outstanding Common Stock of PPRW.  PPRW shall have at least five hundred million shares (500,000,000) of its common stock authorized and shall have no more than twenty seven million (27,000,000) shares of its common stock issued as of the date of this agreement.  All issued and outstanding shares of PPRW’s common stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of PPRW’s common stock.

4.3           Authorization; Enforcement.  PPRW has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.  The execution and delivery of this Agreement by PPRW and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of PPRW and no further action is required by PPRW, the Board of Directors or PPRW’s stockholders in connection therewith.

4.4           Legal Compliance. No claim has been filed against PPRW alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof.  PPRW holds all of the material permits, licenses, certificates or other authorizations, federal, state or local governmental agencies required for the conduct of its businesses as presently conducted.

4.5           No Conflicts.  The execution, delivery and performance by PPRW of this Agreement and the consummation by PPRW of the other transactions to which it is a party and as contemplated hereby do not and will not conflict with or violate any provision of PPRW’s or any PPRW Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents.

4.6           Filings, Consents and Approvals.  PPRW is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person (other than its senior lender) in connection with the execution, delivery and performance by PPRW of this Agreement, other than such filings as are required to be made under applicable federal and state securities laws.

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4.7           Issuance of the PPRW Shares.  The PPRW Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and not assessable, free and clear of all Liens imposed by PPRW other than restrictions on transfer provided for in this Agreement or SEC rules and regulations.

4.8           SEC Reports; Financial Statements.  PPRW has filed, is in the process of filing, or will file all reports, schedules, forms, statements and other documents required to be filed by PPRW under the Securities Act and the Exchange Act.

4.9           Material Changes. In the past fifteen (15) days, except as specifically disclosed in a subsequent SEC Report or PPRW financial statement or as a result of a restatement or adjustment related to any Commission or auditor’s review of PPRW: (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) PPRW has not incurred any liabilities (contingent or otherwise) other than (A) liabilities and accrued expenses incurred in the Ordinary Course of Business consistent with past practice and (B) liabilities not required to be reflected in PPRW’s financial statements pursuant to GAAP or disclosed in filings made with the Commission, (iii) PPRW has not altered its method of accounting, (iv) PPRW has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) PPRW has not issued any equity securities to any officer, director or Affiliate.  No event, liability or development has occurred or exists with respect to PPRW or the PPRW Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by PPRW under applicable securities laws at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date that this representation is made except for any Commission comments related to PPRW’s pending Registration Statement on Form S-1 that may require certain accounting treatment or changes according to GAAP rules or Commission guidelines.

4.10           Regulatory Permits.  PPRW and the PPRW Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither PPRW nor any PPRW Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

4.11           Litigation. Except as disclosed in Schedule 4.11, PPRW and the PPRW Subsidiaries are not subject to any judgment or order of any court or quasi-judicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against PPRW.  PPRW is not a plaintiff in any action, domestic or foreign, judicial or administrative.  To the knowledge of PPRW, there are no existing actions, suits, proceedings against or investigations of PPRW and the PPRW Subsidiaries and, to PPRW’s knowledge, there is no basis for such actions, suits, proceedings or investigations.  There are no unsatisfied judgments, orders, decrees or stipulations affecting PPRW or PPRW Subsidiaries or to which PPRW or any of the PPRW Subsidiaries is a party.

SHARE EXCHANGE AGREEMENT

4.12           Patents and Trademarks.  PPRW and the PPRW Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as described in the SEC Reports as necessary or material for use in connection with their business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  Neither PPRW nor any PPRW Subsidiary has received a notice (written or otherwise) that any of the Intellectual Property Rights used by PPRW or any PPRW Subsidiary violates or infringes upon the rights of any Person. To the knowledge of PPRW, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  PPRW and the PPRW Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.13           Transactions with Affiliates and Employees.  Except as set forth in the SEC Reports, none of the officers or directors of PPRW and, to the knowledge of PPRW, none of the employees of PPRW is presently a party to any transaction with PPRW or any PPRW Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of PPRW, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of €120,000, other than for: (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of PPRW or any PPRW Subsidiary and (iii) other employee benefits.

4.14           Sarbanes-Oxley; Internal Accounting Controls.  PPRW is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 or is acting to become in compliance with all such provisions which are applicable to it as of the Opening Date.  PPRW and the PPRW Subsidiaries maintain a system or are establishing a series of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  PPRW has established or is establishing disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for PPRW and it designed or is designing such disclosure controls and procedures to ensure that information required to be disclosed by PPRW in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms or has such process underway or will put in place such process as required.  PPRW’s certifying officers have evaluated the effectiveness of PPRW’s disclosure controls and procedures as of the end of the period covered by PPRW’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  PPRW presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there are ongoing changes in PPRW’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, PPRW’s internal control over financial reporting.

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4.15           Issuance of PPRW Shares. Assuming the accuracy of CYP’s representations and warranties set forth in Article 3 herein, no registration under the Securities Act is required for the offer and issuance of the PPRW Shares by PPRW to CYP as contemplated hereby.  The issuance of the PPRW Shares hereunder does not contravene the rules and regulations of the applicable Trading Market.

4.16           Investment Company. PPRW is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.17           Listing and Maintenance Requirements.  PPRW’s common stock is registered pursuant to Section 15(d) of the Exchange Act, and PPRW has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of PPRW’s common stock under the Exchange Act nor has PPRW received any notification that the Commission is contemplating terminating such registration.  PPRW has not, in the twelve (12) months preceding the date hereof, received notice from any Trading Market on which PPRW’s common stock is or has been listed or quoted to the effect that PPRW is not in compliance with the listing or maintenance requirements of such Trading Market.  PPRW is in compliance with all such listing and maintenance requirements.

4.18           Tax Status.  Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, PPRW and each PPRW Subsidiary has filed all necessary Tax Returns and has paid or accrued all Taxes shown as due thereon, and PPRW has no knowledge of a tax deficiency which has been asserted or threatened against PPRW or any PPRW Subsidiary.

4.19           Foreign Corrupt Practices.  PPRW has not and, to the best knowledge of PPRW, no agent or other person acting on behalf of PPRW has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by PPRW (or made by any person acting on its behalf of which PPRW is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

4.20           Accountants.  PPRW’s accounting firm: (i) is a registered public accounting firm as required by the Exchange Act, and (ii) expressed its opinion with respect to the financial statements included in PPRW’s Annual Report on Form 10-K for the year ended December 31, 2008.

SHARE EXCHANGE AGREEMENT

4.21           No Undisclosed Liabilities.  Except as set forth in Schedule 4.21 hereto or in PPRW’s financial statements or as a result of a restatement or adjustment related to any Commission or auditor’s review of PPRW, at the Opening Date, PPRW and PPRW Subsidiaries shall have no liabilities, debts or payables (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of PPRW.

4.22           Disclosure.  The representations and warranties and statements of fact made by PPRW in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

5.1           Mutual Indemnification.

5.1.1                      Subject to the provisions of this Article 5, CYP agrees to indemnify fully in respect of, hold harmless and defend PPRW and each of the officers, agents and directors of PPRW against any damages, liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, including taxes, expenses (including, but not limited to, any and all interest, penalties and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) and losses (each, a “Claim”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by LUX and CYP herein in this Agreement; or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of LUX or ARCO SRL prior to the Opening Date; or (B) the operations of LUX or ARCO SRL prior to the Opening Date.  If PPRW shall become reasonably aware of any legal or financial Claim asserted in a court of law or arbitration against ARCO SRL and/or LUX (“Claim”)  covered by this Section 5.1, and while such Claim is unresolved, PPRW shall have the right to issue stop transfer instructions to the Escrow Agent and/or PPRW’s transfer agent with respect to PPRW Shares or the shares of PPRW common stock held by CYP until such time as the claim is settled or resolved or adjudicated in a court of law or arbitration.  After settlement, adjudication or arbitration or in the event PPRW is required to pay compensation by any court or authority  PPRW shall be entitled to and may, at its sole discretion, recover any and all payments (each a “PPRW Claim Payment”) that it is required to make that are based on, in connection with, arise out of, or are related to any Claim covered by this Section 5.1 by satisfying such PPRW Claim Payment from PPRW Shares to which CYP becomes entitled under the terms of this Agreement.  Each time PPRW makes a PPRW Claim Payment, PPRW shall become entitled to recover the total number of PPRW common stock shares with a total dollar value equal to the PPRW Claim Payment (hereinafter the “PPRW Recovery Payment Shares”).  The price per PPRW common stock share that shall be used to calculate the total number of PPRW Recovery Payment Shares to be paid to PPRW under this Section 5.1.1 shall be the lower of: (a) the market price per share of PPRW’s common stock on the Opening Date; or (b) the market price per share of PPRW’s common stock on the date of PPRW’s payment of a PPRW Claim Payment.  Prior to making any Share Payments to CYP in accordance with the terms of this Agreement and the Escrow Agreement, PPRW shall be entitled to calculate the number of PPRW Recovery Payment Shares due and owing to PPRW as of the date of each Share Payment (“Share Payment Date”), and, at its sole discretion, PPRW shall be entitled to instruct the Escrow Agent to reduce the number of shares to be transferred to CYP in an amount equal to all of the PPRW Recovery Payment Shares due and owing to PPRW as of the Share Payment Date, and instead, such PPRW Recovery Payment Shares shall be delivered by the Escrow Agent on the Share Payment Date to PPRW in satisfaction of all of the PPRW Claim Payments that PPRW had made as of the Share Payment Date.

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5.1.2                      Subject to the provisions of this Article 5, PPRW agrees to indemnify fully in respect of, hold harmless and defend CYP and each of the officers, agents and directors of CYP against any damages, liabilities, costs, claims, proceedings, investigations, penalties, judgments, deficiencies, including taxes, expenses (including, but not limited to, any and all interest, penalties and expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) and losses brought as  any legal or financial Claim asserted in n court of law or arbitration (each, a “CYP Claim”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by PPRW herein in this Agreement, except for the effects resulting from any adjustments, restatements or changes required of PPRW by the Commission, auditors or the U.S. Internal Revenue Service (“IRS”); or (ii) any and all liabilities arising out of or in connection with: (A) any of the assets of PPRW prior to the Opening Date; or (B) the operations of PPRW prior to the Opening Date except for the effects resulting from any adjustments, restatements or changes required of PPRW by the Commission, auditors or the IRS.

5.2           Survival of Representations and Warranties.  Notwithstanding any provision in this Agreement to the contrary, the representations and warranties given or made by LUX, CYP and PPRW under this Agreement shall survive the date hereof for a period of thirty six (36) months from and after the Opening Date (the last day of such period is herein referred to as the “Expiration Date”), except that any written claim for breach thereof made and delivered prior to the Expiration Date to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that any representations and warranties that were fraudulently made shall not expire on the Expiration Date and shall survive indefinitely, and claims with respect to fraud by LUX, CYP and PPRW may be made at any time.

5.3           Method of Asserting Claims, Etc.  All Claims for indemnification by any indemnified party (“Indemnified Party”) against an indemnifying party (“Indemnifying Party”) as described under Sections 5.1.1 and 5.1.2 shall be asserted as follows:

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(a)           In the event that any Claim or demand for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a third party, said Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, specifying the nature of and specific basis for such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Claim or demand) (the “Claim Notice”).  The Indemnified Party’s failure to so notify the Indemnifying Party in accordance with the provisions of this Agreement shall not relieve the Indemnifying Party of liability hereunder unless such failure materially prejudices the Indemnifying Party’s ability to defend against the claim or demand.  The Indemnifying Party shall have thirty (30) days from the giving of the Claim Notice (the “Notice Period”) to notify the Indemnified Party:  (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Claim or demand, and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Claims or demand; provided, however, that any Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading which he shall deem necessary or appropriate to protect his interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that he does not dispute liability for indemnification under this Article 5 and that he desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend by all appropriate proceedings, which proceedings shall be promptly settled or prosecuted by him to a final conclusion.  The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by the Indemnifying Party in writing, the Indemnifying Party has failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Indemnifying Party and the position of such Indemnified Party (a “Material Conflict”).  If requested by the Indemnifying Party and there is no Material Conflict, the Indemnified Party agrees to cooperate with the Indemnifying Party and his counsel in contesting any Claim or demand which the Indemnifying Party elects to contest or, if appropriate and related to the Claim in question, in making any Counterclaim against the person asserting the third party Claim or demand, or any cross-complaint against any person.  No Claim for which indemnity is sought hereunder and for which the Indemnifying Party has acknowledged liability for indemnification under this Article 5 may be settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(b)           In the event any Indemnified Party should have a Claim against any Indemnifying Party hereunder which does not involve a Claim or demand being asserted against or sought to be collected from him by a third party, the Indemnified Party shall give a Claim Notice with respect to such Claim to the Indemnifying Party.  If, after receipt of a Claim Notice, the Indemnifying Party does not notify the Indemnified Party within the Notice Period that he disputes such Claim, then the Indemnifying Party shall be deemed to have admitted liability for such Claim in the amount set forth in the Claim Notice.

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ARTICLE 6

COVENANTS OF THE PARTIES

6.1           Corporate Examinations and Investigations. Prior to the Opening Date, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of LUX ARCO SRL and PPRW as each party may request.  In order that each party may have the full opportunity to do so, LUX, CYP and PPRW shall furnish each party and its representatives during such period with all such information concerning the affairs of LUX, ARCO SRL or PPRW as each party or its representatives may reasonably request and cause LUX, ARCO SRL or PPRW and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party’s representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party’s premises, with copies thereof to be provided to each party and/or its representatives upon request.

6.2           Cooperation; Consents.  Prior to the Opening Date, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Acquisition and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3           Conduct of Business. Subject to the provisions hereof, from the date hereof through the Opening Date, each party hereto shall conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Opening Date as if made at and as of the Opening Date.

6.4           Litigation.  From the date hereof through the Opening Date, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a Material Adverse Effect on such party or any of its subsidiaries.

6.5           Notice of Default.  From the date hereof through the Opening Date, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party’s representations or warranties herein.

6.6           Confidentiality; Access to Information.

(a)           Confidentiality. Upon the Opening Date, any confidentiality agreement or letter of intent previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article 8 hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

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(b)           Access to Information.

(i)           LUX and CYP will afford PPRW and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of LUX and ARCO SRL  during the period prior to the Opening Date to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of LUX and ARCO SRL, as PPRW may reasonably request.  No information or knowledge obtained by PPRW in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(ii)           PPRW will afford LUX and CYP and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of PPRW during the period prior to the Opening Date to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of PPRW, as LUX and CYP may reasonably request.  No information or knowledge obtained by LUX and CYP in any investigation pursuant to this Section 6.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

6.7           Public Disclosure. Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Opening Date, no party shall issue any statement or communication to the public regarding the transaction contemplated herein without the consent of the other party, which consent shall not be unreasonably withheld.  To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure.  Notwithstanding the foregoing, the parties hereto agree that LUX and CYP will cooperate with PPRW in PPRW’s preparation and filing of a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and Opening Date of the transactions contemplated thereby.

6.8           Assistance with Post-Opening Date SEC Reports and Inquiries. Upon the reasonable request of PPRW, after the Opening Date, LUX and CYP shall use its reasonable efforts to provide such information available to it, including information, filings, reports, financial statements or other materials of LUX and ARCO SRL occurring, reported or filed prior to the Opening Date, as may be necessary or required by PPRW for the preparation of the post-Opening Date reports that PPRW is required to file with the SEC to remain in compliance and current with its reporting requirements under the Securities Act, or filings required to address and resolve matters as may relate to the period prior to the Opening Date and any SEC comments relating thereto or any SEC inquiry thereof.

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6.9	Post-Opening Date Increase in Capitalization. The parties hereby further agree that:

6.9.1
Prior to the Opening Date  ARCO SRL will declare and distribute a shareholder dividend for the benefit of LUX in an amount equal to the Net Current Assets, (which shall not exceed €200,000).  Such dividend shall be paid by ARCO SRL to LUX and then conveyed from LUX to CYP prior to the Opening Date.

6.9.2
Within twenty (20) calendar days after the Opening Date, LUX will convert ARCO SRL from an Italian Srl (LTD) structured company to an Italian Spa (PLC) structured company named Premier Power Italy S.p.A. (“PPRW ITALY”) in accordance with the laws governing such companies in Italy (the “Restructuring”).

6.9.3
Upon  completion of the Restructuring, the Social Capital of PPRW ITALY will be increased by an initial amount of one million two hundred fifty thousand euros (€1,250,000) (the “Initial PPRW ITALY Capitalization Increase”).

6.9.4
An additional capital increase will be determined within one hundred twenty (120) calendar days of the execution of this Agreement, with the total capitalization (hereinafter the “Total PPRW ITALY Capitalization Increase”) not to exceed five million euros (€5,000,000).

6.9.5
The Initial PPRW ITALY Capitalization Increase and the Total PPRW ITALY Capitalization Increase shall each be funded as follows: (a) ninety percent (90%) from LUX, and (b) ten percent (10%) from CYP.  Following the Initial PPRW ITALY Capitalization Increase and continuing through the Total PPRW ITALY Capitalization Increase, LUX will retain 90% of the total equity ownership interests of PPRW ITALY and CYP will own the remaining 10% of PPRW ITALY’s total equity ownership interests (the “CYP 10% PPRW ITALY INTEREST”).  LUX’s board of directors will determine how much of the subject funding shall be capitalization and how much will be in the form of low interest loans, provided however that, notwithstanding anything the contrary, no more than forty percent (40%) of the total funding shall be in the form of loans.

6.9.6	LUX and CYP hereby agree that LUX shall have the option to repurchase the CYP 10% PPRW ITALY INTEREST from CYP under the following terms:

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(a)           If the CYP 10% PPRW ITALY INTEREST is repurchased by LUX on or before December 31, 2009, then LUX shall pay to CYP the total amount of capital CYP paid into the combined Initial PPRW ITALY Capitalization Increase and the Total PPRW ITALY Capitalization Increase in exchange for the CYP 10% PPRW ITALY INTEREST.

(b)           If the CYP 10% PPRW ITALY INTEREST is repurchased by LUX after December 31, 2009, then LUX shall pay to CYP: (i) the total amount of capital CYP paid into the combined Initial PPRW ITALY Capitalization Increase and the Total PPRW ITALY Capitalization Increase in exchange for the CYP 10% PPRW ITALY INTEREST, plus (ii) ten percent (10%) of any net profits accrued up to the time of LUX’s re-purchase of the CYP 10% PPRW ITALY INTEREST from CYP. This interest shall be calculated per annum on the 10% capitalization amount paid by CYP to PPRW Italy and included under Section 6.9.6(b)(i) from the date of payment until the date of reimbursement by LUX.  Interests are not due if LUX exercises the option before December 31, 2009.

6.10           Change of Control Transaction.  If, during the period starting on the Opening Date and ending either nine (9) months after the Opening Date or December 31, 2009, whichever ending date is earlier, any Person which is not an Affiliate of PPRW (hereinafter an “Acquiring Party”): (a) acquires more than sixty six percent (66%) of PPRW’s voting securities, and as a result of such acquisition, (i) changes more than two-thirds (2/3) of PPRW’s board of directors as of the Opening Date, and (ii) changes PPRW’s Chief Executive Officer and President (hereinafter a “Change in Control Transaction”), and (b) the Acquiring Party either: (i) requires the operations of PPRW ITALY to shut down, or to change the business to an industry other than renewable energies or  (ii) does not provide the funding under the terms of this Agreement for any reason other than for fraud, malfeasance or  Net Operating Losses, then CYP will be entitled to receive a share payment of one million (1,000,000) PPRW Shares (the “Change of Control Share Payment”) from the PPRW Shares in Escrow, which shall constitute the full and final Share Payment due to CYP under this Agreement.  In the event a Change of Control Share Payment is made by PPRW, the Escrow Agent shall return to PPRW any and all PPRW Shares left in Escrow after the delivery of such Change of Control Share Payment.

6.11           Obligation Waivers.  LUX and CYP hereby agree to supply waivers to PPRW as soon as possible and no later than the Opening Date from Wuxi SunTech Co. Ltd. and Canadian Solar, Inc. and any other equipment suppliers releasing ARCO SRL and any related third parties from any outstanding or contingent liabilities arising out of, in connection with or related to ARCO SRL failing to meet purchasing minimums or any other obligation under the terms of any and all past and present suppliers or distribution agreements with Wuxi SunTech Co. Ltd., Canadian Solar, Inc. or other suppliers.

6.12           Tax Obligations.  LUX and CYP hereby agree to assume any and all financial responsibility, including, but not limited, to payment responsibility, for: (a) tax obligations of CYP, ARCO SRL or LUX resulting from, in connection with or related to the Acquisition and the Transaction, and (b) any and all tax obligations of LUX or ARCO SRL as of the Opening Date.

6.13           Post-Opening Date Affiliate Compliance.  CYP hereby agrees that if it becomes an Affiliate of PPRW while they own any PPRW Shares, CYP will comply with all local, state and federal securities laws applicable to the PPRW Shares and the shareholders of such restricted securities, including, but not limited to, the Securities Act and the rules and regulations promulgated thereunder in connection with the resale and/or transfer of such restricted securities.

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ARTICLE 7

CONDITIONS TO OBLIGATIONS

7.1           Conditions to Obligations of LUX and CYP. The obligations of LUX and CYP under this Agreement shall be subject to each of the following conditions:

7.1.1                      PPRW Deliveries.  As soon as possible and no later than twenty (20) Trading days after the Opening Date, PPRW shall have delivered or caused to be delivered the following:

(a)           resolutions duly adopted by the Board of Directors of PPRW approving the following events or actions, as applicable:

(i)	the execution, delivery and performance of this Agreement;

(ii)	the Acquisition and the terms thereof; and

(iii)	the execution, delivery and performance of the Escrow Agreement.

(b)           this Agreement duly executed by PPRW;

(c)           the Escrow Agreement duly executed by PPRW;

(d)           the Cash Payment;

(e)           a certificate of good standing for PPRW from its jurisdiction of incorporation, dated not earlier than five (5) calendar days prior to the Opening Date.

(f)           an instruction letter signed by the President of PPRW addressed to the transfer agent of record, consistent with the terms of this Agreement, instructing the transfer agent to issue stock certificates representing the PPRW Shares to be delivered if and when so designated by the terms and conditions of this Agreement and the Escrow Agreement;

(g)           all corporate records, agreements, seals and any other information reasonably requested by any representatives with respect to PPRW; and

(h)           such other documents as may be reasonably request in connection with the transactions contemplated hereby.
7.1.2                      Representations and Warranties to be True. All the representations and warranties of all of PPRW herein shall be true in all material respects at the Opening Date with the same effect as though made at such time.  All parties hereto shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Opening Date.

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7.1.3                      SEC Filings. At the Opening Date, PPRW will be current in all SEC filings required by it to be filed.

7.1.4                      Outstanding Common Stock of PPRW. PPRW shall have at least five hundred million shares (500,000,000) of its common stock authorized and shall have no more than twenty seven million (27,000,000) shares of its common stock issued and outstanding (plus any shares of Preferred Stock that may be converted to common stock) as of the Opening Date and immediately prior to PPRW’s issuance of the subject PPRW Shares in connection with this Agreement.

7.1.5                      Outstanding Preferred Stock of PPRW. PPRW shall have at least twenty million (20,000,000) shares of preferred stock authorized and shall have no more three million five hundred thousand (3,500,000) shares of preferred stock issued and outstanding at the Opening Date.

7.1.6                      No Adverse Effect.  The business and operations of PPRW will not have suffered any Material Adverse Effect prior to the Opening Date, except for any effects of changes required as a result of the Commission’s review of PPRW’s pending Registration Statement on Form S-1.

7.2           Conditions to Obligations of PPRW. The obligations of PPRW under this Agreement shall be subject to each of the following conditions:

7.2.1                      Deliveries by LUX and CYP.  As soon as possible and no later than twenty (20) Trading Days after the Opening Date, LUX and/or CYP shall have delivered to Escrow the following:

(a)           this Agreement duly executed by LUX and CYP;

(b)           the Escrow Agreement duly executed by LUX and CYP;

(c)           letters of resignation from all of the executive officers and directors of LUX and ARCO SRL, with such resignations effective at the Opening Date and each confirming that he has no claim against LUX or ARCO SRL (as applicable) in respect of any outstanding remuneration or fees of whatever nature as of the Opening Date;

(d)           resolutions duly adopted by the Board of Directors or Shareholders  of LUX approving the following events or actions, as applicable:

(i)	the execution, delivery and performance of this Agreement;

(ii)	the Acquisition and the terms thereof;

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(iii)	adoption of LUX bylaws in the form agreed by the parties

(iv)
 the appointment of Dean R. Marks as Chairman of the board of directors to serve on LUX’s board of directors, effective on Opening Date and the appointment of Miguel de Anquin as director effective on the Opening Date;

(v)	the appointment of the persons to be chosen and designated by PPRW prior to the Opening Date as the requisite officers of LUX, effective on the Opening Date (the “LUX Officers”):

(vi)
In the event LUX’s board of directors decides to authorize an “Authorized Third Party Signatory” (as defined in Section 7.2.1(o)) to sign this Agreement and the Escrow Agreement on behalf of LUX and CYP, then resolutions granting the Authorized Third Party Signatory full power and authority to enter into and sign the Agreement and the Escrow Agreement on behalf of LUX.

(e)           the LUX Shares Certificates registered or transferred to  the name of PPRW and representing the LUX Equity Interests to be delivered to PPRW pursuant to this Agreement;

(f)           a shareholders list or shareholders’ register of LUX as certified by LUX’s Secretary or transfer agent, reflecting PPRW’s ownership of the LUX Equity Interests if applicable ;

(g)           resolutions duly adopted by the Board of Directors or Shareholders of ARCO SRL, as applicable according to the law  approving the following events or actions, as applicable:

(i)	Requiring ARCO SRL to execute, deliver and perform under the terms of this Agreement and

(ii)	the Acquisition and the terms thereof;

(iii)	adoption of bylaws in the form agreed by the parties

(iv)	fixing the number of authorized directors on the ARCO SRL board of directors at five (5);

(v)
the appointment of Dean R. Marks as Chairman of the board of directors of ARCO SRL, the appointment of Miguel De Anquin to serve on ARCO SRL’s board of directors effective on the Opening Date and the appointment of Marco Pulitano and Giovanni Pulitano as ARCO SRL directors effective on the Opening Date, with a fifth member of ARCO SRL’s board of directors to be determined and designated solely by PPRW upon  the  date of the restructuring to be done within 20  Days of the Opening Date;

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(vi)	the appointment of the following persons as officers of ARCO SRL, effective on the Opening Date with the titles set forth opposite his name (the “ARCO SRL Officers”):

Marco Pulitano                                   Chief Executive Officer (managing director) Amministratore delegato

Giovanni Pulitano                               Chief Operating Officer (managing director) Amministratore delegato

(viii)
the duly executed employment agreements (collectively the “ARCO SRL Employment Agreements”) by and between: (a) ARCO SRL and Marco Pulitano for his employment as ARCO SRL’s Chief Executive Officer and President; (b) the executed employment agreement by and between ARCO SRL and Giovanni Pulitano for his employment as ARCO SRL’s Chief Operating Officer.

(h)           resolutions duly adopted by the board of directors of CYP: (i) authorizing and approving the execution, delivery and performance of this Agreement, and (ii) in the event CYP’s board of directors decide to authorize an “Authorized Third Party Signatory” (as defined in Section 7.2.1(o)) to sign this Agreement and the Escrow Agreement on behalf of CYP, then resolutions granting the Authorized Third Party Signatory full power and authority to enter into and sign the Agreement and the Escrow Agreement on behalf of CYP;

(i)           the ARCO SRL Shares Deed registered in the name of LUX and representing the ARCO SRL Equity Interests that are to be owned as of the Opening Date by LUX pursuant to this Agreement;

(j)           a shareholders list or shareholders’ register of ARCO SRL as certified by the Italian Registry of enterprise’s certificate   reflecting LUX’s ownership of the ARCO SRL Equity Interests;

(k)           certificates of good standing for ARCO SRL from its jurisdictions of incorporation or formation, dated not earlier than five (5) calendar days prior to the Opening Date;

(l)           an opinion of counsel to LUX or from a Notary, in the form reasonably satisfactory to PPRW in regards to LUX and CYP as to: (i) due organization, existence and good standing under the laws of their respective jurisdictions of incorporation, and the validity and effectiveness of the “Power of Attorney” (as defined in Section 7.2.1(o)) granted by LUX and CYP to the Authorized Third Party Signatory under applicable laws to which LUX, CYP and the Authorized Third Party Signatory are subject;. and a statement that (viii) the transfer of the LUX Equity Interests to PPRW at or immediately following the Opening Date being a legal transfer of such equity ownership interests under the laws of LUX’s jurisdiction of incorporation is subject and that upon such transfer, the LUX Equity Interests shall be free of any claims or Liens of any kind or nature.

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(m)           an opinion of counsel to ARCO SRL in the form reasonably satisfactory to PPRW, in regards to ARCO SRL as to: (i) due organization, existence and good standing (in Italy), (ii) the authorized capital stock of ARCO SRL; and (iii) the ARCO SRL Equity Interests, when issued to LUX, were legally transferred to LUX under the laws of LUX’s jurisdiction of incorporation and that the LUX Equity Interests are free of any claims or Liens of any kind or nature.

(n)           a certificate, dated as of the Opening Date, signed by the Chief Executive Officer of ARCO SRL, as applicable,: (i) attaching certified copies of the Organizational Documents applicable to ARCO SRL, and (ii) certifying that all director, shareholder and other actions required to authorize and approve the execution and delivery of this Agreement and the other documents and agreements provided for herein and the transactions contemplated hereby and thereby have been taken and setting forth copies of such actions.

(o)           a copy of the power of attorney executed by LUX and CYP that grants full power and authority to a third party who is not an Affiliate of LUX or CYP (the “Authorized Third Party Signatory”) to sign this Agreement and the Escrow Agreement on behalf of LUX and CYP, if such Authorized Third Party Signatory signs this Agreement and Escrow Agreement on behalf of LUX and CYP;

(p)           all corporate records, board minutes and resolutions, tax and financial records, agreements, seals and any other information reasonably requested by any representatives with respect to LUX and ARCO SRL; and

(q)           such other documents as PPRW may reasonably request in connection with the transactions contemplated hereby.

7.2.2                      Outstanding Capital Stock.  LUX shall have at least 12,500 shares of its common stock authorized and shall have no more than 12,500 shares of its common stock issued and outstanding in the aggregate as of the Opening Date.  ARCO SRL shall have at least 10,000 shares of its common stock authorized and shall have no more than 10,000 shares of its common stock issued and outstanding in the aggregate as of the Opening Date.

7.2.3                      No Liabilities. At the Opening Date, LUX and ARCO SRL shall have, in the aggregate, no liabilities or nominal liabilities not to exceed €1,000 Euros in total, debts or payables, except for those liabilities listed in Exhibit C hereto.

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7.2.4                      Representations and Warranties True and Correct. The representations and warranties of LUX and CYP herein contained shall be true in all material respects at the Opening Date with the same effect as though made at such time.  LUX and CYP shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Opening Date.

7.2.5                      No Adverse Effect.  The business and operations of LUX and ARCO SRL will not have suffered any Material Adverse Effect.

ARTICLE 8

TERMINATION

8.1           This Agreement may be terminated at any time prior to the Opening Date:

8.1.1                      by either PPRW or LUX if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and non-appealable;

8.1.2                      by LUX, upon a material breach of any representation, warranty, covenant or agreement on the part of PPRW set forth in this Agreement, or if any representation or warranty of PPRW or shall have become materially untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in PPRW representations and warranties or breach by PPRW is curable by such party prior to the Opening  Date, then LUX may not terminate this Agreement under this Section 8.1.2 for thirty (30) days after delivery of written notice from LUX to either PPRW of such breach, provided PPRW continue to exercise commercially reasonable efforts to cure such breach (it being understood that LUX may not terminate this Agreement pursuant to this Section 8.1.2 if they shall have materially breached this Agreement or if such breach by PPRW is cured during such thirty (30) day period); or

8.1.3                      By PPRW upon a material breach of any representation, warranty, covenant or agreement on the part of LUX and/or CYP set forth in this Agreement, or if any representation or warranty LUX and/or CYP of shall have become materially untrue, in either case such that the conditions set forth in Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in LUX’s and/or CYP’s representations and warranties or breach by LUX  and/or CYP is curable by LUX and/or CYP prior to the Opening Date, then PPRW may not terminate this Agreement under this Section 8.1.3 for thirty (30) days after delivery of written notice from PPRW to LUX and/or CYP of such breach, provided LUX and/or CYP continue to exercise commercially reasonable efforts to cure such breach (it being understood that PPRW may not terminate this Agreement pursuant to this Section 8.1.3 if it shall have materially breached this Agreement or if such breach by LUX and/or CYP is cured during such thirty (30) day period).

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8.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1.2 or Section 8.1.3 and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Acquisition shall be abandoned, except as set forth in Section 8.1, Section 8.2 and Article 9 (General Provisions), each of which shall survive the termination of this Agreement.

ARTICLE 9

GENERAL PROVISIONS

9.1           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (U.S Pacific Standard Time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (U.S Pacific Standard Time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) if personally delivered, upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications shall be as set forth on the signature pages attached hereto.

9.2           Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party’s anticipated benefits under this Agreement.

9.4           Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

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9.5           Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.6           Governing Law; Arbitration.

9.6.1This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delware .   Each party hereby irrevocably submits to the jurisdiction of the state and federal courts sitting in the City of Sacramento, California, U.S.A. and /or in any other local court in the world of competent jurisdiction to enforce the binding decision of the arbitration award described in Section 9.6.2 below, with regards to any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an  inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  If either party shall commence an action or proceeding to enforce any provisions of the Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

9.6.2                      The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby shall be submitted to mediation under International Chamber of Commerce (“ICC”) Alternative Dispute Resolution Rules, in Zurich, Switzerland.  If the matter is not resolved through mediation within sixty (60) calendar days after the initiation of the mediation or within such other period as the parties may agree in writing, then it shall be submitted for final and binding arbitration in front of a panel of three arbitrators in Zurich, Switzerland under the Rules of Arbitration of the ICC.  Notwithstanding anything to the contrary, PPRW and LUX will each choose one of the two arbitrators, and the two party-appointed arbitrators shall choose the third arbitrator.  The language of the arbitration shall be in English, provided, however, that PPRW will use its best efforts to ensure one of the arbitrators speaks fluent Italian and is qualified to practice law in Italy.  The arbitrators shall, in their award, determine who is the prevailing party and shall allocate all of the costs of the arbitration (and the mediation, if applicable), including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.  The award in the arbitration shall be final and binding. Judgment upon the award rendered by the arbitrators may be entered in the state and federal courts sitting in the City of Sacramento, California, U.S.A. as detailed above and in any other local court in the world of competent jurisdiction as final and as required to perfect the prevailing party’s claim.

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9.7           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile or .pdf, which copy shall be deemed to be, and utilized in all respects as, an original, wet-inked manually executed document.

9.8           Amendment. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by PPRW, LUX and CYP or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought.

9.9           Parties In Interest. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto.

9.10           Waiver.  No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition.  No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party’s rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11           Incorporation of Exhibits and Schedules.  The exhibits and schedules identified and/or attached to this Agreement are incorporated herein by reference and made a part hereof.

9.12           Expenses.  Within twenty (20) Trading Days of the Opening Date, the parties hereto shall pay all of their combined expenses relating to the transactions contemplated by this Agreement out of the initial capitalization of PPRW ITALY, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

[Remainder of Page Left Blank Intentionally]

SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Share Exchange Agreement as of the date first written above.

PPRW:

PREMIER POWER RENEWABLE ENERGY, INC.,
a corporation incorporated and existing under the laws of the State of Delaware

By: /s/ Dean R. Marks
        Dean R. Marks
        Chief Executive Officer and President

Address for Notices:

4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
Tel:  (916) 939-0400
Fax:  (916) 939-0490

With a copy to (which shall not constitute Notice):

Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California, U.S.A 90024
Attention: Mr. Kevin L. Leung, Esq.
Tel: (310) 208-1182
Fax: (310) 208-1154

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SIGNATURE PAGE OF LUX

RUPINVEST SARL

By: /s/ Francois Bourgon
Name:   Francois BOURGON

Title:    Gerant

[If signed by Authorized Third Party Signatory (as defined in the Agreement): By signing above, I, Francois Bourgon, hereby represent and warrant that I have full power and authority to enter into and sign this Agreement on behalf of Rupinvest Sarl.]

Address for Notices:

Address:   4 Rue Jeanne Pierre Probst
L-2352 LUXEMBOURG

       Tel: +352 26 478 768
       Fax: +352 26 478 769

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SIGNATURE PAGE OF CYP

ESDRAS LTD.

By: /s/ Massimo Saluppo
Name:   Massimo SALUPPO
Title:     Procuratore

[If signed by Authorized Third Party Signatory (as defined in the Agreement): By signing above, I, Massimo Saluppo, hereby represent and warrant that I have full power and authority to enter into and sign this Agreement on behalf of Esdras Ltd.]

Address for Notices:

Address:    Campobasso
ITALY
Via San Giovanni in Golfo 205/e
       Tel:  0039 0874 493225
       Fax:  0039 0874 628782

Check One:

ESDRAS LTD. hereby certifies that it is:

☐	an “Accredited Investor” under Regulation D of the Securities Act (see Section 3.5 and Annex I of this Agreement; or

☒
a Non-U.S. Person, that hereby confirms that the representations and warranties in Section 3.5.2 of this Agreement are true and correct as to ESDRAS LTD., and hereby accepts and agrees to comply with the covenants in Section 3.5.2.

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ANNEX I

ACCREDITED INVESTOR DEFINITION

Category A	The undersigned is an individual (not a partnership, corporation, etc.) whose individual net worth, or joint net worth with his or her spouse, presently exceeds $1,000,000.

Category B
The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of $200,000 in each of the two most recent years, or joint income with his or her spouse in excess of $300,000 in each of those years (in each case including foreign income, tax exempt income and full amount of capital gains and losses but excluding any income of other family members and any unrealized capital appreciation) and has a reasonable expectation of reaching the same income level in the current year.

Category C	The undersigned is a director or executive officer of the Company which is issuing and selling the securities.

Category D
The undersigned is a bank; a savings and loan association; insurance company; registered investment company; registered business development company; licensed small business investment company (“SBIC”); or employee benefit plan within the meaning of Title 1 of ERISA and (a) the investment decision is made by a plan fiduciary which is either a bank, savings and loan association, insurance company or registered investment advisor, or (b) the plan has total assets in excess of $5,000,000 or (c) is a self directed plan with investment decisions made solely by persons that are accredited investors.

Category E	The undersigned is a private business development company as defined in section 202(a)(22) of the Investment Advisors Act of 1940.

Category F
The undersigned is either a corporation, partnership, Massachusetts business trust, or non-profit organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the Securities and with total assets in excess of $5,000,000.

Category G
The undersigned is a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Securities, where the purchase is directed by a “sophisticated investor“ as defined in Regulation 506(b)(2)(ii) under the Act.

Category H
The undersigned is an entity (other than a trust) in which all of the equity owners are “accredited investors” within one or more of the above categories. If relying upon this Category alone, each equity owner must complete a separate copy of this Agreement.

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EXHIBIT A

PPRW SHARES PAYMENT TERMS

1.           Share Payments of up to an aggregate 3,000,000 shares of PPRW’s restricted common stock (each share hereinafter a “PPRW Share”) will be made by PPRW to CYP in connection with this Agreement as follows:

(a)           First Payment: In return for good and valuable consideration received by PPRW from CYP, PPRW will transfer to CYP a total of 375,000 PPRW Shares for each €10 million worth of Sales (as defined in Section 3 below) achieved by PPRW ITALY from the Opening Date to December 31, 2009, with the (i) maximum number of PPRW Shares payable for the First Payment of up to 1,500,000 PPRW Shares (the PPRW Shares Payment made for the period ended December 31, 2009, if any, is hereinafter the “First Payment”), and (ii) fifty percent (50%) of any PPRW Shares that could have been earned based on Sales subject to this First Payment but could not be awarded to CYP because such PPRW Shares exceeded the maximum 1,500,000 PPRW Shares that could be paid for this First Payment will instead be paid to CYP as part of the Second Payment;

(b)           Second Payment: In return for good and valuable consideration received by PPRW from CYP, PPRW will transfer to CYP 200,000 PPRW Shares for each €10 million worth of Sales (as defined in Section 3 below) achieved by PPRW ITALY from January 1, 2010 to December 31, 2010, with the maximum combined number of PPRW Shares payable for the First Payment and the Second Payment not to exceed a combined aggregate of 3,000,000 PPRW Shares (the PPRW Shares Payment made for the period ended December 31, 2010, if any, is hereinafter the “Second Payment”); and

(c)           Third Payment: If, and only if, CYP has not earned in aggregate the total 3,000,000 PPRW Shares as a result of the First Payment and Second Payments, then, in return for good and valuable consideration received by PPRW from CYP, PPRW will transfer to CYP 100,000 PPRW Shares for each €10 million worth of Sales (as defined in Section 3 below) achieved by PPRW ITALY from January 1, 2011 to December 31, 2011, with the maximum combined number of PPRW Shares payable for the First Payment, Second Payment and Third Payment not to exceed a combined aggregate of 3,000,000 PPRW Shares (the PPRW Shares Payment made for the period ended December 31, 2011, if any, is hereinafter the “Third Payment”).

2.           All of the above-described Share Payments by PPRW to CYP shall be distributed to CYP, no later than ninety (90) calendar days after the close of each year’s books by PPRW ITALY, share payments not to be later then March 1st. If we move to a fiscal year payments to be made 90 days from the fiscal year end will apply. Any PPRW Shares remaining in Escrow after the Third Payment, if any shall be transferred back by the Escrow Agent to PPRW.

3.           “Sales” is defined as gross sales revenue earned by PPRW ITALY in a given period with an average Gross Margin in excess of fourteen percent (14%).  For purposes of this Agreement, “Gross Margin” is defined as gross sales revenue minus direct costs (including, but not limited to, the cost of system design, engineering, property acquisition, special purpose entity formation, legal services, consulting services, permitting, civil works, solar modules, invertors, racking, mounting, trackers, balance of system costs, subcontracting services, substation construction, grid connection, labor, taxes and sales commissions), the difference to be divided by gross sales revenue.  Any gross sales revenue earned by PPRW ITALY without a fourteen percent (14%) Gross Margin will be excluded from Sales, unless expressly accepted by PPRW in writing.

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EXHIBIT B

[ESCROW AGREEMENT]

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EXHIBIT C

[ARCO SRL’S SCHEDULE OF LIABILITIES]